Exhibit 99.1

News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com
--------------------------------------------------------------------------------


                                                     For Release:  Immediately
                                                     Date:  August 6, 2009
                                                     Contact:  Clemente Teng
                                                     (818) 244-8080

    Public Storage Reports Results for the Second Quarter Ended June 30, 2009

GLENDALE, California - Public Storage (NYSE:PSA) announced today operating results for the second quarter ended June 30, 2009.

OPERATING RESULTS FOR THE THREE MONTHS ENDED JUNE 30, 2009
----------------------------------------------------------

Net income to our shareholders for the three months ended June 30, 2009 was $199.2 million compared to $133.8 million for the same period in 2008, representing an increase of $65.4 million. This increase is primarily due to (i) a $33.2 million foreign exchange gain during the quarter ended June 30, 2009,
(ii) a $25.4 million reduction in general and administrative expenses due to incentive compensation incurred in the quarter ended June 30, 2008 related to our disposition of an interest in Shurgard Europe, and (iii) an $11.0 million reduction in depreciation and amortization, primarily due to reduced intangible amortization, offset by (iv) a reduction in Same Store facility operations and
(v) an impairment charge included in discontinued operations with respect to intangible assets totaling $8.2 million in the quarter ended June 30, 2009.

Revenues for the Same Store Facilities decreased 3.5% or $12.6 million in the quarter ended June 30, 2009 as compared to the same period in 2008, due to a 2.9% reduction in realized rent per occupied square foot, combined with a 1.1% reduction in average occupancies. Cost of operations for the Same Store Facilities declined 3.4% or $4.1 million in the quarter ended June 30, 2009 as compared to the same period in 2008, due primarily to a $2.6 million reduction in media advertising and a $1.5 million reduction in repairs and maintenance, offset by a 4.3% ($1.5 million) increase in property tax expense.

For the three months ended June 30, 2009, net income allocable to our common shareholders (after allocating net income to our preferred and equity shareholders) was $135.5 million or $0.80 per common share on a diluted basis compared to $68.0 million or $0.40 per common share on a diluted basis for the same period in 2008, representing an increase of $67.5 million or $0.40 per common share on a diluted basis. These increases are primarily due to the impact of the factors described above.

Weighted average diluted common shares were 168,528,000 and 168,479,000, respectively, for the three months ended June 30, 2009 and 2008.

OPERATING RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2009
--------------------------------------------------------

Net income to our shareholders for the six months ended June 30, 2009 was $416.2 million compared to $646.2 million for the same period in 2008, representing a decrease of $230.0 million. This decrease is primarily due to (i) a gain of $341.8 million in the six months ended June 30, 2008 related to our disposition of an interest in Shurgard Europe and (ii) an impairment charge included in discontinued operations with respect to intangible assets totaling $8.2 million in the six months ended June 30, 2009, (iii) a foreign exchange gain of $41.0 million during the same period in 2008, and (iv) a reduction in Same Store operations, partially offset by (v) a $72.0 million reduction in earnings allocated to our preferred partnership unitholders in the first quarter of 2009 associated with the redemption of securities, (vi) a reduction in general and administrative expenses due to $27.9 million in incentive compensation incurred in the six months ended June 30, 2008 related to our disposition of an interest in Shurgard Europe, and (vii) a $26.5 million reduction in depreciation and amortization related to our domestic assets, primarily representing reduced intangible amortization.

Revenues for the Same Store Facilities decreased 2.2% or $15.4 million in the six months ended June 30, 2009 as compared to the same period in 2008, due to a 1.5% reduction in realized rent per occupied square foot, combined with a 1.1% reduction in average occupancies. Cost of operations for the Same Store Facilities declined 1.2% or $2.9 million in the six months ended June 30, 2009 as compared to the same period in 2008, due primarily to a $1.4 million reduction in media advertising and a $2.2 million reduction in repairs and maintenance, offset by a 4.1% ($2.9 million) increase in property tax expense.

For the six months ended June 30, 2009, net income allocable to our common shareholders (after allocating net income to our preferred and equity shareholders) was $295.0 million or $1.75 per common share on a diluted basis compared to $512.8 million or $3.04 per common share on a diluted basis for the same period in 2008, representing a decrease of $217.8 million or $1.29 per common share on a diluted basis. These decreases are primarily due to the impact of the factors described above.

Weighted average diluted common shares were 168,501,000 and 168,731,000, respectively, for the six months ended June 30, 2009 and 2008.

FUNDS FROM OPERATIONS
---------------------

For the three months ended June 30, 2009, funds from operations ("FFO") increased to $1.40 per common share on a diluted basis as compared to $1.10 per common share for the same period in 2008, representing an increase of $0.30 per common share, or 27.3%.

For the three months ended June 30, 2009, FFO was impacted by (i) a foreign currency exchange gain totaling $33.2 million (compared to an exchange loss of $2,000 for the same period in 2008) and (ii) an impairment charge with respect to an intangible asset resulting from an eminent domain proceeding totaling $8.2 million. For the three months ended June 30, 2008, FFO was impacted as a result of incentive compensation with respect to our disposition of an interest in Shurgard Europe included in general and administrative expense totaling $25.4 million.

For the six months ended June 30, 2009, FFO increased to $2.91 per common share on a diluted basis as compared to $2.49 per common share for the same period in 2008, representing an increase of $0.42 per share, or 16.9%.

For the six months ended June 30, 2009, FFO has been impacted by (i) a foreign currency exchange loss totaling $1.5 million (compared to a gain of $41.0 million for the same period in 2008), (ii) an impairment charge with respect to an intangible asset resulting from an eminent domain proceeding totaling $8.2 million, (iii) costs incurred to terminate and wind down our truck rental operations of $3.5 million, (iv) a $78.2 million reduction in the allocation of net income to our preferred shareholders and unitholders pursuant to the redemption of our preferred securities, combined with our pro-rata share ($16.3 million) of PS Business Park's ("PSB") earnings representing the benefit from its preferred securities repurchases which is included in equity in earnings, and (v) a gain on the early redemption of debt totaling $4.1 million. FFO for the six months ended June 30, 2008 was also impacted by incentive compensation with respect to our disposition of an interest in Shurgard Europe included in general and administrative expense totaling $27.9 million.

The following table provides a summary of the impact of these items that occurred during the three and six months ended June 30, 2009 and 2008:


                                                        Three Months Ended June 30,         Six Months Ended June 30,
                                                      --------------------------------   --------------------------------
                                                                            Percentage                         Percentage
                                                        2009       2008       Change       2009       2008       Change
                                                      ---------- ---------  ----------   ---------  ---------  ----------
FFO per common share prior to adjustments for the
   following items...............................     $   1.25   $   1.25       -        $  2.41     $  2.42      (0.4)%

Foreign currency exchange (loss) gain, net.......         0.20          -                  (0.01)       0.24
Impairment charge on intangible asset resulting
   from an eminent domain proceeding.............        (0.05)         -                  (0.05)          -
Costs incurred to terminate truck rental operations          -          -                  (0.02)          -
Increased income allocated to common shareholders,
   and from preferred equity shareholders,
   pursuant to preferred redemptions, including
   our equity share from PSB.....................            -          -                   0.56           -
Gain on early redemption of debt.................            -          -                   0.02           -
Incremental incentive compensation incurred in
   connection with the disposition of an interest
   in Shurgard Europe............................            -      (0.15)                     -       (0.17)
                                                      ---------- ---------  ----------   ---------  ---------  ----------
FFO per common share, as reported................     $   1.40   $   1.10      27.3%     $  2.91     $  2.49      16.9%
                                                      ========== =========  ==========   =========  =========  ==========

PROPERTY OPERATIONS - SAME STORE FACILITIES
-------------------------------------------

The Same Store group of facilities represents those 1,899 facilities that we have owned, and have been operated on a stabilized basis, since January 1, 2007 and therefore provide meaningful comparisons for 2007, 2008, and 2009. The following table summarizes the historical operating results of these 1,899 facilities (117.5 million net rentable square feet) that represent approximately 93% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at June 30, 2009.


SELECTED OPERATING DATA FOR THE SAME STORE
------------------------------------------
FACILITIES (1,899 FACILITIES):                          Three Months Ended June 30,                Six Months Ended June 30,
------------------------------                   ----------------------------------------     ------------------------------------
                                                                               Percentage                               Percentage
                                                      2009           2008        Change         2009          2008        Change
                                                 --------------  ------------- ----------   ------------  ------------  ----------
                                                          (Dollar amounts in thousands, except for weighted average data)
Revenues:
    Rental income............................... $    330,854    $    344,703     (4.0)     $    662,393  $   680,256      (2.6)%
    Late charges and admin fees collected.......       15,985          14,758      8.3%           31,631       29,196       8.3%
                                                 --------------  ------------- ----------   ------------  ------------  ----------
       Total revenues (a).......................      346,839         359,461     (3.5)%         694,024      709,452      (2.2)%
                                                 --------------  ------------- ----------   ------------  ------------  ----------
Cost of operations:
    Property taxes..............................       36,659          35,156      4.3%           74,421       71,505       4.1%
    Direct property payroll.....................       23,339          23,329      0.0%           47,699       47,706       0.0%
    Media advertising...........................        7,224           9,836    (26.6)%          15,382       16,783      (8.3)%
    Other advertising and promotion.............        5,967           5,027     18.7%           10,581        9,453      11.9%
    Utilities...................................        7,899           8,360     (5.5)%          17,497       17,797      (1.7)%
    Repairs and maintenance.....................        9,159          10,679    (14.2)%          19,875       22,077     (10.0)%
    Telephone reservation center................        2,817           3,318    (15.1)%           5,611        6,441     (12.9)%
    Property insurance..........................        2,566           2,911    (11.9)%           5,264        6,124     (14.0)%
    Other costs of management...................       20,796          21,910     (5.1)%          45,103       46,496      (3.0)%
                                                 --------------  ------------- ----------   ------------  ------------  ----------
       Total cost of operations (a).............      116,426         120,526     (3.4)%         241,433      244,382      (1.2)%
                                                 --------------  ------------- ----------   ------------  ------------  ----------
Net operating income............................ $    230,413    $    238,935     (3.6)%    $    452,591  $   465,070      (2.7)%
                                                 ==============  ============= ==========   ============  ============  ==========
Gross margin....................................        66.4%           66.5%     (0.2)%           65.2%        65.6%      (0.6)%
Weighted average for the period:
  Square foot occupancy (b).....................        90.0%           91.0%     (1.1)%           88.9%        89.9%      (1.1)%
   Realized annual rent per occupied square foot
     (c)(d)..................................... $      12.52    $      12.90     (2.9)%    $      12.69  $     12.88      (1.5)%
  REVPAF (e)(d)................................. $      11.27    $      11.74     (4.0)%    $      11.28  $     11.58      (2.6)%

Weighted average June 30:
  Square foot occupancy...........................                                                 90.7%        91.7%      (1.1)%
  In place annual rent per occupied square foot (f)                                         $      13.61  $     14.20      (4.2)%
Total net rentable square feet (in thousands).....                                               117,462      117,462         -

a) Seeattached reconciliation of these amounts to our consolidated self-storage revenues and operating expenses. Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities.

b) Square foot occupancies represent weighted average occupancy levels over the entire period.

c) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income (which excludes late charges and administrative fees) by the weighted average occupied square feet for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts and other items that reduce rental income from the contractual amounts due.

d) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF. Exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

e) Realized annual rent per available foot or "REVPAF" is computed by dividing rental income (which excludes late charges and administrative fees) by the total available net rentable square feet for the period.

f)   In place  annual  rent  per  occupied  square  foot  represents  annualized
     contractual   rents  per  occupied  square  foot  without   reductions  for
     promotional discounts and excludes late charges and administrative fees.

The following table summarizes additional selected financial data with respect to the Same Store Facilities (unaudited):

                                                                     Three Months Ended
                                                 ----------------------------------------------------------
                                                  March 31        June 30     September 30     December 31       Full Year
                                                 -----------    ------------  ------------   --------------   --------------
Total revenues (in 000's):
  2009.....................................      $  347,185      $  346,839                                    $    694,024
  2008.....................................      $  349,991      $  359,461   $  368,976     $    357,202      $  1,435,630

Total cost of operations (in 000's):
  2009.....................................      $  125,007      $  116,426                                    $    241,433
  2008.....................................      $  123,856      $  120,526   $  113,972     $    104,442      $    462,796

Property taxes (in 000's):
  2009.....................................      $   37,762      $   36,659                                    $     74,421
  2008.....................................      $   36,349      $   35,156   $   36,161     $     28,159      $    135,825

Media advertising (in 000's):
  2009.....................................      $    8,158      $    7,224                                    $     15,382
  2008.....................................      $    6,947      $    9,836   $    2,148     $        922      $     19,853

Other advertising and promotion (in 000's):
  2009.....................................      $    4,614      $    5,967                                    $     10,581
  2008.....................................      $    4,426      $    5,027   $    4,645     $      4,137      $     18,235

REVPAF:
  2009.....................................      $    11.29      $    11.27                                    $      11.28
  2008.....................................      $    11.43      $    11.74   $    12.03     $      11.65      $      11.71

Weighted average realized annual rent per
 occupied square foot for the period:
  2009.....................................      $    12.84      $    12.52                                    $      12.69
  2008.....................................      $    12.87      $    12.90   $    13.29     $      13.27      $      13.08

Weighted average square foot occupancy levels
 for the period:
  2009.....................................           87.9%           90.0%                                           88.9%
  2008.....................................           88.8%           91.0%        90.5%            87.8%             89.5%


SHURGARD EUROPE
---------------

As previously announced, on March 31, 2008, an institutional investor acquired a 51% interest in Shurgard Europe's operations. We own the remaining 49% interest and we are the managing member of the newly formed joint venture that now owns Shurgard Europe's operations. As a result of this transaction, we began accounting for our investment in Shurgard Europe under the equity method effective March 31, 2008.

Shurgard Europe has an interest in 184 facilities (9.8 million net rentable square feet) located in seven Western European countries. Included in this total are 72 facilities (3.6 million net rentable square feet) that are owned by two joint ventures in which Shurgard Europe has a 20% interest.

The two joint ventures collectively had approximately (euro)233 million ($328 million) of outstanding debt at June 30, 2009. The loans are payable to various banks and are non-recourse to Shurgard Europe. The maturity dates of each of the JV loans were recently extended. One of the JV loans, totaling (euro)112 million ($158 million), is now due May 2012 and the other JV loan, totaling (euro)121 million ($170 million), is due July 2010.

Our existing (euro)391.9 million ($550.5 million at June 30, 2009) loan to Shurgard Europe was extended for an additional year to March 31, 2010 and will continue to accrue interest at 7.5% per annum. The loan currently is not hedged for future currency exchange fluctuations; accordingly, the amount of U.S.
Dollars that will be received on repayment will depend upon the currency exchange rates at the time. In addition, Shurgard Europe exercised its option and extended our commitment through March 31, 2010 to provide up to (euro)305 million of additional loans to Shurgard Europe which has since been reduced to
(euro)185 million due to the refinancing of one of the JV loans. Borrowings are to be used to either fund the acquisition of Shurgard Europe's partner's interest in the joint ventures and/or repay Shurgard Europe's pro rata share of the joint ventures' debt. The acquisitions of the joint venture partner's interests are subject to our approval and Shurgard Europe's pro rata share of the aggregate joint venture debt is approximately (euro)50 million. In March 2009, Shurgard Europe's joint venture partner gave us its exit notice indicating its intent to sell its interest in one of the joint ventures. In June 2009, the joint venture partner withdrew its exit notice.

LIQUIDITY POSITION
------------------

At June 30, 2009, we had approximately $585 million of unrestricted cash on hand and have access to an additional $300 million line of credit. The line of credit does not expire until March 27, 2012. We have no significant capital commitments at June 30, 2009, other than outstanding debt maturities.

At June 30, 2009, outstanding debt totaled $524 million. We have no significant debt maturities until 2011 ($131 million of maturities) and 2013 ($251 million of maturities).

Our retained operating cash flow continues to provide a significant source of capital to fund our activities. During the six months ended June 30, 2009, our funds from operations available to distribute to common shareholders ("FAD") exceeded our regular common distributions by approximately $193 million. Our ability to continue to retain operating cash flow in the future will be contingent upon a number of factors including, but not limited to, the growth in our operations and our distribution requirements to maintain our REIT status.

DISTRIBUTIONS DECLARED
----------------------

On August 6, 2009, our Board of Trustees declared a regular common dividend of $0.55 per common share, a dividend of $0.6125 per share on the Equity Shares, Series A and dividends with respect to our various series of preferred shares. All the dividends are payable on September 30, 2009 to shareholders of record as of September 15, 2009.

SECOND QUARTER CONFERENCE CALL
------------------------------

A conference call is scheduled for Friday, August 7, 2009, at 10:00 a.m. (PDT) to discuss the second quarter ended June 30, 2009 earnings results. The domestic dial-in number is (866) 406-5408, and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 18935172). A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under "Company Info, Investor Relations" (conference ID number 18935172). A replay of the conference call may be accessed through August 21, 2009 by calling (800) 642-1687 (domestic) or (706) 645-9291 (international)
or by using the link at www.publicstorage.com under "Company Info, Investor Relations." All forms of replay utilize conference ID number 18935172.

ABOUT PUBLIC STORAGE
--------------------

Public Storage, a member of the S&P 500 and The Forbes Global 2000, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company's headquarters are located in Glendale, California. At June 30, 2009, the Company had interests in 2,010 self-storage facilities located in 38 states with approximately 127 million net rentable square feet in the United States and 185 storage facilities located in seven Western European nations with approximately ten million net rentable square feet. The Company also owns a 46% common equity interest in PS Business Parks (NYSE:PSB) which owned and operated approximately 19.6 million rentable square feet of commercial space, primarily flex, multitenant office and industrial space, at June 30, 2009.

Additional information about Public Storage is available on our website, www.publicstorage.com.

FORWARD-LOOKING STATEMENTS
--------------------------

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words "expects," "believes," "anticipates," "should," "estimates" and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause Public Storage's actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance are described from time to time in Public Storage's filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors" in Public Storage's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, Form 10-Q for the period ended June 30, 2009 expected to be filed on or before August 10, 2009, our other Quarterly Reports on Form 10-Q and current reports on Form 8-K. These risks include, but are not limited to, the following: general risks associated with the ownership and operation of real estate, including changes in demand for our storage facilities, potential liability for environmental contamination, adverse changes in tax, real estate and zoning laws and regulations, and the impact of natural disasters; risks associated with downturns in the national and local economies in the markets in which we operate; the impact of competition from new and existing storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks related to our participation in joint ventures; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations that could adversely affect our earnings and cash flows; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs; risks associated with a possible failure by us to qualify as a REIT under the Internal Revenue Code of 1986, as amended; disruptions or shutdowns of our automated processes and systems; difficulties in raising capital at a reasonable cost; delays in filling up our newly-developed facilities; and economic uncertainty due to the impact of war or terrorism. Public Storage disclaims any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA
                                   (Unaudited)

Comparisons of our revenues and expenses for the six months ended June 30, 2009 to the same period in 2008 are significantly impacted by the acquisition by an institutional investor of a 51% interest in Shurgard Europe on March 31, 2008, which resulted in the deconsolidation of Shurgard Europe as of that date.

Statement of Financial Accounting Standards No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51", EITF 03-6-1, "Participating Securities and the Two-Class Method under FASB Statement No. 128", and certain other associated standards became effective January 1, 2009. As a result, adjustments have been made from the amounts previously presented for the three and six months ended June 30, 2008. The nature of these adjustments are described more fully in Note 2 to our March 31, 2009 Financial Statements included in our Form 10-Q for the quarter ended March 31, 2009.

                                                                  Three Months Ended June 30,         Six Months Ended June 30,
                                                               -------------------------------    --------------------------------
                                                                    2009              2008              2009             2008
                                                               --------------   --------------    ---------------   --------------
                                                                           (Amounts in thousands, except per share amounts)
REVENUES:
    Self-storage.............................................  $    371,630     $    380,770      $      742,869    $   805,043
    Ancillary operations (b).................................        28,106           26,710              53,941         56,747
    Interest and other income (a)............................         7,516           11,014              15,149         13,858
                                                               --------------   --------------    ---------------   --------------
                                                                    407,252          418,494             811,959        875,648
                                                               --------------   --------------    ---------------   --------------
EXPENSES:
    Cost of operations:
      Self-storage...........................................       124,478          128,124             257,952        284,779
      Ancillary operations (b)...............................        10,374           12,064              20,027         23,368
    Depreciation and amortization (c)........................        83,796           94,829             168,762        217,069
    General and administrative (d)...........................         8,199           33,173              17,878         48,089
    Interest expense.........................................         7,288            9,601              15,416         26,088
                                                               --------------   --------------    ---------------   --------------
                                                                    234,135          277,791             480,035        599,393
                                                               --------------   --------------    ---------------   --------------
Income from continuing operations before equity in earnings of real estate entities, gain (loss) on disposition of real estate investments or early redemption of debt and foreign currency
   exchange gain (loss)......................................       173,117          140,703             331,924        276,255
Equity in earnings of real estate entities (a)...............         7,398            4,632              30,209          7,361
Gain (loss) on disposition of real estate investments........             -              (92)              2,722        341,773
Gain on early redemption of debt.............................             -                -               4,114              -
Foreign currency exchange gain (loss) (e)....................        33,205               (2)             (1,528)        40,969
                                                               --------------   --------------    ---------------   --------------
Income from continuing operations............................       213,720          145,241             367,441        666,358
Discontinued operations (b)..................................        (8,333)          (1,286)             (8,625)        (2,462)
                                                               --------------   --------------    ---------------   --------------
NET INCOME...................................................       205,387          143,955             358,816        663,896

Net  income  allocable  (to)  from  noncontrolling   equity
-----------------------------------------------------------
interests:
----------
   Preferred unitholders, based upon distributions paid......        (1,813)          (5,403)             (5,830)       (10,806)
   Preferred unitholders, based upon redemptions (f)........              -                -              72,000              -
   Other noncontrolling interests in subsidiaries............        (4,402)          (4,739)             (8,812)        (6,935)
                                                               --------------   --------------    ---------------   --------------
NET INCOME ALLOCABLE TO PUBLIC STORAGE SHAREHOLDERS..........  $    199,172     $    133,813      $      416,174    $   646,155
                                                               ==============   ==============    ===============   ==============
Allocation of net income to Public Storage Shareholders:
    Preferred shareholders, based on distributions paid......  $     58,108     $     60,333      $      116,216    $   120,666
    Preferred shareholders, based on redemptions.............             -                -              (6,218)             -
    Equity Shares, Series A..................................         5,131            5,356              10,262         10,712
    Restricted share units...................................           446              146                 932          1,971
    Common shareholders......................................       135,487           67,978             294,982        512,806
                                                               --------------   --------------    ---------------   --------------
                                                               $    199,172     $    133,813      $      416,174    $   646,155
                                                               ==============   ==============    ===============   ==============
PER COMMON SHARE:
-----------------
    Net income per share - Basic.............................  $       0.80     $       0.40      $         1.75    $      3.05
                                                               ==============   ==============    ===============   ==============
    Net income per share - Diluted...........................  $       0.80     $       0.40      $         1.75    $      3.04
                                                               ==============   ==============    ===============   ==============
    Weighted average common shares - Basic...................       168,348          168,028             168,330        168,307
                                                               ==============   ==============    ===============   ==============
    Weighted average common shares - Diluted.................       168,528          168,479             168,501        168,731
                                                               ==============   ==============    ===============   ==============

(a) Commencing March 31, 2008, we account for our investment in Shurgard Europe using the equity method of accounting. Our equity in earnings of Shurgard Europe for the three and six months ended June 30, 2009 and the six months ended June 30, 2008 totaling $1,709,000, $3,608,000 and $1,457,000, respectively, are comprised of (i) losses of $4,049,000, $7,300,000 and $4,819,000, respectively, representing our 49% pro-rata share of Shurgard Europe's net loss for the respective periods and (ii) income of $5,758,000, $10,908,000, and $6,276,000, respectively, representing our 49% pro-rata share of the interest income and trademark license fees received from Shurgard Europe for the respective periods (such amounts are presented as equity in earnings of real estate entities rather than interest and other income). Equity in earnings for the six months ended June 30, 2009 includes $16.3 million in income related to PS Business Parks' repurchases of its preferred securities.

(b) During the first quarter of 2009, we discontinued the containerized storage and truck rental operations and, accordingly, the historical operations from these activities have been reclassified for all periods presented from ancillary operations to discontinued operations. During the second quarter of 2009, we reclassified the historical operations of a self-storage facility that is expected to be disposed of pursuant to a condemnation proceeding within the next year. In addition to the historical revenues and expenses of this self-storage facility, discontinued operations includes an impairment charge totaling $8.2 million related to the intangible assets of this facility recorded in the quarter ended June 30, 2009. Discontinued operations for the six months ended June 30, 2009 includes $3.5 million in costs associated with the disposal of trucks, as well as a gain on disposition of a discontinued self-storage facility of approximately $4.2 million.

(c) Depreciation and amortization expense for the three and six months ended June 30, 2009 decreased when compared to the same periods in 2008 primarily due to reductions in amortization expense related to domestic intangible assets, primarily those obtained in the Shurgard Merger. In addition, depreciation and amortization expense for the six months ended June 30, 2009 compared to the same period in 2008, was impacted by the deconsolidation of Shurgard Europe. (d) For the three and six months ended June 30, 2008, general and administrative expense includes additional incentive compensation totaling $25.4 million and $27.9 million, respectively, associated with the disposition of an interest in Shurgard Europe.

(e) Our foreign currency exchange gains and losses are primarily related to our loan to Shurgard Europe which is denominated in Euros. When converting the Euro denominated loan to U.S. Dollars, exchange gains or losses may arise due to fluctuation in the exchange rates between the value of the U.S. Dollar and the Euro.

(f) During the six months ended June 30, 2009, we repurchased various series of our preferred shares and units for an aggregate of $170.5 million. This amount was approximately $78.2 million lower than the original issue proceeds of the preferred equity acquired and, accordingly, we recorded an allocation of income from the preferred shareholders and unitholders to the common shareholders of $78.2 million. These repurchases are expected to reduce ongoing distributions to the preferred shareholders and unitholders by $16.1 million per year.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA

                                                                           June 30,          December 31,
                                                                             2009               2008
                                                                      -----------------  ------------------
                                                                     (Amounts in thousands, except share
                                                                             and per share data)

ASSETS                                                                           (Unaudited)
Cash and cash equivalents ....................................         $      584,860      $      680,701
Operating real estate facilities:
   Land and buildings, at cost................................             10,250,653          10,207,022
   Accumulated depreciation...................................             (2,568,215)         (2,405,473)
                                                                      -----------------  ------------------
                                                                            7,682,438           7,801,549
Construction in process.......................................                 12,703              20,340
                                                                      -----------------  ------------------
                                                                            7,695,141           7,821,889

Investment in real estate entities............................                562,732             544,598
Goodwill......................................................                174,634             174,634
Intangible assets, net........................................                 40,511              52,005
Loan receivable from Shurgard Europe..........................                550,499             552,361
Other assets..................................................                 95,459             109,857
                                                                      -----------------  ------------------
       Total assets...........................................         $    9,703,836      $    9,936,045
                                                                      =================  ==================

LIABILITIES AND EQUITY
Notes payable.................................................         $      524,440      $      643,811
Accrued and other liabilities.................................                219,697             212,353
                                                                      -----------------  ------------------
       Total liabilities......................................                744,137             856,164

Redeemable noncontrolling interests in subsidiaries ..........                 12,872              12,777

Equity:
Public Storage shareholders' equity:
   Cumulative Preferred Shares of beneficial interest, $0.01
     par value, 100,000,000 shares authorized, 886,140 shares
     issued (in series) and outstanding (887,122 at December 31, 2008),
     at liquidation preference................................              3,399,777           3,424,327
   Common Shares of beneficial interest, $0.10 par value,
     650,000,000 shares authorized, 168,355,703 shares issued and
     outstanding (168,279,732 at December 31, 2008)...........                 16,837              16,829
   Equity Shares of beneficial interest, Series A, $0.01 par
     value, 100,000,000 shares authorized, 8,377.193 shares
     issued and outstanding...................................                      -                   -
   Paid-in capital............................................              5,673,201           5,590,093
   Retained earnings (deficit)................................               (258,732)           (290,323)
   Accumulated other comprehensive loss.......................                (18,090)            (31,931)
                                                                      -----------------  ------------------
     Total Public Storage shareholders' equity................              8,812,993           8,708,995
                                                                      -----------------  ------------------
Equity of permanent noncontrolling interests in subsidiaries:
       Preferred partnership units............................                100,000             325,000
       Other interests........................................                 33,834              33,109
                                                                      -----------------  ------------------
     Total equity.............................................              8,946,827           9,067,104
                                                                      -----------------  ------------------
       Total liabilities and equity...........................         $    9,703,836      $    9,936,045
                                                                      =================  ==================

SHURGARD EUROPE SAME STORE SELECTED OPERATING DATA
--------------------------------------------------

The Shurgard Europe Same Store represents those 94 facilities that they have owned and have been operated on a stabilized basis since January 1, 2007 and therefore provide meaningful comparisons for 2007, 2008, and 2009. The following table reflects the operating results of these 94 facilities. As described more fully in "Shurgard Europe" above, we deconsolidated Shurgard Europe as of March 31, 2008.

SELECTED  OPERATING  DATA  FOR  THE  94  FACILITIES
---------------------------------------------------
OPERATED BY SHURGARD  EUROPE ON A  STABILIZED  BASIS
----------------------------------------------------
SINCE JANUARY 1, 2007:  (UNAUDITED)                        Three Months Ended June 30,               Six Months Ended June 30,
-----------------------------------                  ---------------------------------------- -------------------------------------
                                                                                  Percentage                             Percentage
                                                          2009         2008(a)      Change        2009       2008 (a)      Change
                                                     ------------   ------------- ----------  ------------ ------------- ----------
                                                               (Dollar amounts in thousands, except weighted average data, utilizing constant exchange rates)
Revenues:
Rental income.....................................   $   27,815     $   29,224       (4.8)%   $   54,422   $   57,052       (4.6)%
Late charges and admin fees collected.............          451            517      (12.8)%          886          996      (11.0)%
                                                     ------------   ------------- ----------  ------------ ------------- ----------
   Total revenues ................................       28,266         29,741       (5.0)%       55,308       58,048       (4.7)%
                                                     ------------   ------------- ----------  ------------ ------------- ----------
Cost of operations:
Property taxes ...................................        1,460          1,422        2.7%         2,833        2,748        3.1%
Direct property payroll...........................        3,387          3,315        2.2%         6,671        6,468        3.1%
Advertising and promotion.........................        1,498          1,073       39.6%         2,941        1,802       63.2%
Utilities.........................................          640            694       (7.8)%        1,504        1,364       10.3%
Repairs and maintenance...........................          725            803       (9.7)%        1,527        1,562       (2.2)%
Property insurance................................          179            188       (4.8)%          343          363       (5.5)%
Other costs of management.........................        4,127          3,986        3.5%         7,860        7,923       (0.8)%
                                                     ------------   ------------- ----------  ------------ ------------- ----------
   Total cost of operations ......................       12,016         11,481        4.7%        23,679       22,230        6.5%
                                                     ------------   ------------- ----------  ------------ ------------- ----------
Net operating income .............................       16,250         18,260      (11.0)%       31,629       35,818      (11.7)%
                                                     ============   ============= ==========  ============ ============= ==========
Gross margin......................................        57.5%          61.4%       (6.4)%        57.2%        61.7%       (7.3)%
Weighted average for the period:
  Square foot occupancy (b).......................        86.1%          86.9%       (0.9)%        85.4%        87.3%       (2.2)%
  Realized  annual  rent  per  occupied  square
   foot (c)(d)....................................    $   25.04      $   26.07       (4.0)%   $    24.70   $    25.33       (2.5)%
  REVPAF (d)(e)...................................    $   21.56      $   22.65       (4.8)%   $    21.09   $    22.11       (4.6)%

Weighted average at June 30:
  Square foot occupancy...........................                                                 87.0%        87.4%       (0.5)%
  In place annual rent per occupied square foot (f)                                           $    26.63   $    27.66       (3.7)%
Total net rentable square feet (in thousands).....                                                 5,160        5,160          -


(a) For comparative purposes, these amounts are presented on a constant exchange rate basis. The amounts for the three and six months ended June 30, 2008 have been restated using the actual exchange rate for the same periods in 2009. The exchange rate for the Euro relative to the U.S. Dollar averaged 1.361 and 1.334 for the three and six months ended June 30, 2009, respectively, as compared to 1.563 and 1.530, respectively, for the same periods in 2008.

(b) Square foot occupancies represent weighted average occupancy levels over the entire period.

(c) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income before late charges and administrative fees by the weighted average occupied square feet for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts and other items that reduce rental income from the contractual amounts due.

(d) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF. Exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

(e) Realized annual rent per available foot or "REVPAF" is computed by dividing rental income before late charges and admin fees by the total available net rentable square feet for the period.

(f)  In place  annual  rent  per  occupied  square  foot  represents  annualized
     contractual   rents  per  occupied  square  foot  without   reductions  for
     promotional discounts and excludes late charges and administrative fees.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA

                      Computation of Funds from Operations
                                   (Unaudited)


Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs. The following table reconciles from net income to Funds from Operations, and sets forth the computation of Funds from Operations per share:

                                                                                Three Months Ended          Six Months Ended
                                                                                     June 30,                   June 30,
                                                                             ------------------------- -------------------------
                                                                                2009         2008         2009          2008
                                                                             ------------ ------------ -----------  ------------
                                                                                (Amounts in thousands, except per share data)
Computation of Funds from Operations ("FFO") allocable to Common Shares:
Net Income.............................................................      $   205,387  $   143,955  $   358,816  $   663,896
    Add back - depreciation and amortization...........................           83,796       94,829      168,762      217,069
    Add back - depreciation and amortization included in Discontinued
        Operations.....................................................              488          557          722          808
    Eliminate - depreciation with respect to non-real estate assets....              (54)         (64)        (114)        (125)
    Eliminate - loss (gain) on sale of real estate investments.........                -           92       (2,722)    (341,773)
    Eliminate - equity share of PSB's real estate gain.................             (675)           -         (675)           -
    Eliminate - gain on sale of real estate included in Discontinued
        Operations.....................................................                -            -       (4,181)           -
    Add back - Depreciation from unconsolidated real estate investments           16,939       22,821       34,571       34,993
                                                                             ------------ ------------ -----------  ------------
Consolidated FFO allocable to our equity holders.......................          305,881      262,190      555,179      574,868
Less: allocations of FFO (to) from noncontrolling equity interests:
    Preferred unitholders, based upon distributions paid...............           (1,813)      (5,403)      (5,830)     (10,806)
    Preferred unitholders, based upon redemptions......................                -            -       72,000            -
    Other noncontrolling equity interests in subsidiaries..............           (4,862)      (4,949)      (9,741)     (11,113)
                                                                             ------------ ------------ -----------  ------------
Consolidated FFO allocable to Public Storage shareholders..............          299,206      251,838      611,608      552,949
Less: allocations of FFO (to) from:
    Preferred shareholders, based on distributions paid................          (58,108)     (60,333)    (116,216)    (120,666)
    Preferred shareholders, based on redemptions ......................                -            -        6,218            -
    Restricted share unit holders......................................             (834)        (643)      (1,670)      (1,547)
    Equity Shares, Series A............................................           (5,131)      (5,356)     (10,262)     (10,712)
                                                                             ------------ ------------ -----------  ------------
Remaining FFO allocable to Common Shares...............................      $   235,133  $   185,506  $   489,678  $   420,024
                                                                             ============ ============ ===========  ============
Weighted average shares:
    Regular common shares..............................................          168,348      168,028      168,330      168,307
    Weighted average share options outstanding using treasury method ..              180          451          171          424
                                                                             ------------ ------------ -----------  ------------
    Weighted average common shares for purposes of computing
       fully-diluted FFO per common share..............................          168,528      168,479      168,501      168,731
                                                                             ============ ============ ===========  ============
FFO per diluted common share...........................................      $      1.40  $      1.10  $      2.91  $      2.49
                                                                             ============ ============ ===========  ============

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA

                 Computation of Funds Available for Distribution
                                  (Unaudited)


Funds available for distribution ("FAD") represents FFO, plus (i) impairment charges with respect to real estate assets, (ii) the non-cash portion of share-based compensation expense, (iii) non-cash allocations to or from preferred equity holders, less (iv) capital expenditures to maintain our facilities and (v) elimination of any gain or loss on foreign exchange. The distribution payout ratio is computed by dividing the distribution paid by FAD. FAD is presented because many analysts consider it to be a measure of the performance and liquidity of real estate companies and because we believe that FAD is helpful to investors as an additional measure of the performance of a REIT. FAD is not a substitute for our cash flow or net income as a measure of our liquidity, operating performance, or our ability to pay dividends. FAD does not take into consideration required principal payments on debt. Other REITs may not compute FAD in the same manner; accordingly, FAD may not be comparable among REITs. The following table reconciles from FFO to FAD, and sets forth the computation of our distribution payout ratio:


                                                                    Three Months Ended               Six Months Ended
                                                                         June 30,                        June 30,
                                                               ----------------------------  ------------------------------
                                                                    2009           2008           2009            2008
                                                               -------------  -------------  --------------  --------------

                                                                                   (Amounts in thousands)
COMPUTATION OF FUNDS AVAILABLE FOR DISTRIBUTION ("FAD"):
--------------------------------------------------------
FFO allocable to Common Shares ..........................      $   235,133     $   185,506    $   489,678    $   420,024
Add: Non-cash share-based compensation expense...........            3,480           3,484          6,093          6,258
Eliminate: Non-cash foreign currency exchange losses (gains)       (33,205)              2          1,528        (40,969)
Eliminate: Non-cash intangible impairment charge included in
    discontinued operations..............................            8,205               -          8,205              -
Less:  Allocation of FFO from preferred unitholders and
    preferred shareholders based upon redemptions, including
    our equity share of PSB's redemption activities......                -               -        (94,502)             -
Less: Aggregate capital expenditures.....................          (24,076)        (24,697)       (32,575)       (31,571)
                                                               -------------  -------------  --------------  --------------
Funds available for distribution ("FAD") ................      $   189,537     $   164,295    $   378,427    $   353,742
                                                               =============  =============  ==============  ==============
Distribution to common shareholders......................      $    92,594     $    92,432    $   185,176    $   184,809
                                                               =============  =============  ==============  ==============
Distribution payout ratio................................            48.9%           56.3%          48.9%          52.2%
                                                               =============  =============  ==============  ==============

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA

         Reconciliation of Same Store revenues, cost of operations, and net operating income to Total Self-Storage revenues, Self-Storage cost of operations, and net income of the Company
                                   (Unaudited)

                                                            Three Months Ended                Six Months Ended
                                                                 June 30,                         June 30,
                                                       -----------------------------  ---------------------------------
                                                            2009           2008            2009              2008
                                                       --------------  -------------  ---------------  ----------------
                                                                            (Amounts in thousands)
Revenues for:
   Same Store facilities.............................  $    346,839    $    359,461   $      694,024   $      709,452
   Other domestic facilities (a) ....................        24,791          21,309           48,845           40,869
   Shurgard Europe's facilities, which were
   deconsolidated March 31, 2008 ....................             -               -                -           54,722
                                                       --------------  -------------  ---------------  ----------------
Self-storage revenues (b)............................  $    371,630    $    380,770   $      742,869   $      805,043
                                                       --------------  -------------  ---------------  ----------------
Self-storage cost of operations for:
   Same Store facilities.............................  $    116,426    $    120,526   $      241,433   $      244,382
   Other facilities (a) .............................         8,052           7,598           16,519           15,743
   Shurgard Europe's facilities, which were
   deconsolidated March 31, 2008.....................             -               -                -           24,654
                                                       --------------  -------------  ---------------  ----------------
Self-storage cost of operations (b)..................  $    124,478    $    128,124   $      257,952   $      284,779
                                                       --------------  -------------  ---------------  ----------------
Net operating income for:
   Same Store facilities.............................  $    230,413    $    238,935   $      452,591   $      465,070
   Other facilities (a) .............................        16,739          13,711           32,326           25,126
   Shurgard Europe's facilities, which were
   deconsolidated March 31, 2008.....................             -               -                -           30,068
                                                       --------------  -------------  ---------------  ----------------
Consolidated net operating income (c)................       247,152         252,646          484,917          520,264
Ancillary revenues...................................        28,106          26,710           53,941           56,747
Interest and other income............................         7,516          11,014           15,149           13,858
Ancillary cost of operations.........................       (10,374)        (12,064)         (20,027)         (23,368)
Depreciation and amortization........................       (83,796)        (94,829)        (168,762)        (217,069)
General and administrative expense...................        (8,199)        (33,173)         (17,878)         (48,089)
Interest expense.....................................        (7,288)         (9,601)         (15,416)         (26,088)
Equity in earnings of real estate entities...........         7,398           4,632           30,209            7,361
Gain (loss) on disposition of real estate investments             -             (92)           2,722          341,773
Gain on redemption of debt...........................             -               -            4,114                -
Foreign exchange gain (loss).........................        33,205              (2)          (1,528)          40,969
Discontinued operations..............................        (8,333)         (1,286)          (8,625)          (2,462)
                                                       --------------  -------------  ---------------  ----------------
Consolidated net income of the Company...............  $    205,387    $    143,955   $      358,816   $      663,896
                                                       ==============  =============  ===============  ================

(a) We consolidate the operating results of additional self-storage facilities that are not Same Store Facilities.

(b) Self-storage revenues and cost of operations do not include revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals.

(c) We present net operating income "NOI", which is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation and amortization expense. Although depreciation and amortization is a component of GAAP net income, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, segment performance, and comparing period-to-period and market-to-market property operating results. In addition, the investment community utilizes NOI in determining real estate values, and does not consider depreciation expense as it is based upon historical cost. NOI is not a substitute for net operating income after depreciation and amortization in evaluating our operating results.

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